Exhibit 15.1
February 5, 2007
CA, Inc.
One CA Plaza
Islandia, New York 11749
Re: Registration Statement Nos. 333-120849, 333-108665, 333-100896, 333-88916, 333-32942, 333-31284, 333-83147, 333-80883, 333-79727, 333-62055, 333-19071, 333-04801, 333-127602, 333-127601, 333-126273, 33-64377, 33-53915, 33-53572, 33-34607, 33-18322, 33-20797, 2-92355, 2-87495 and 2-79751 on Form S-8
With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated February 5, 2007 related to our review of interim financial information. As discussed in Note A to the consolidated condensed financial statements, the Company has restated the consolidated condensed statements of operations for the three-month and nine-month periods ended December 31, 2005 and the consolidated condensed statement of cash flows for the nine-month period ended December 31, 2005 to reflect the effects of certain prior period restatements that were previously disclosed in Note 12 of the consolidated financial statements in the Company’s Form 10-K for the fiscal year ended March 31, 2006.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG LLP
New York, New York